Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Codexis, Inc. 2002 Stock Plan, as amended, and Codexis, Inc. 2010 Equity Incentive Award Plan of Codexis, Inc., of our report dated February 26, 2010, except for Note 18, as to which the date is March 31, 2010, with respect to the consolidated financial statements of Codexis, Inc. as of and for the year ended December 31, 2009 included in its Registration Statement (Form S-1 No. 333-164044) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Palo Alto, California
June 24, 2010